Luby’s Announces Fourth Quarter and Fiscal 2006 Results
2.0% Same-Store Sales Growth in Fourth Quarter
4.6% Same-Store Sales Growth in Fiscal 2006

HOUSTON, TX - October 12, 2006 - Luby's, Inc. (NYSE: LUB) today announced unaudited financial results for the fourth quarter fiscal 2006, which ended on August 30, 2006. Sales in the fourth quarter fiscal 2006 were $99.1 million, a decrease of 5.0 percent compared to the fourth quarter fiscal 2005, which ended on August 31, 2005. Fiscal year 2006 was a 52 week year, while fiscal year 2005 was a 53 week year for Luby’s, with the extra week occurring in the fourth quarter. The fourth quarter of fiscal 2006 was a 16 week period, compared to a 17 week period in the fourth quarter of fiscal 2005. On a 16 week same-store basis, sales increased 2.0 percent for the 128 operating units during the fourth quarter fiscal 2006 compared to the fourth quarter fiscal 2005.

The Company reported net income of $7.1 million, or $0.26 per share fully diluted, in the fourth quarter of fiscal 2006 compared to a net loss of $1.9 million, or $0.08 per share fully diluted, in the fourth quarter of fiscal 2005. Diluted net income per share for the fourth quarter fiscal 2006 included a non-cash income tax benefit of $2.1 million, which was associated with a favorable tax settlement and with tax benefits generated in previous years that were not recognized in those years because of uncertainty of future realization. Due to the Company’s continued financial stability, these tax benefits are now likely to be realized and, accordingly, the remainder of these benefits have been recognized in the fourth quarter fiscal 2006 as provided under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.” Net income in the fourth quarter fiscal 2005 included a one-time non-cash charge of $8.0 million, which was included in interest expense, net. This charge represented the write-off of the unamortized portion of the discount associated with the conversion feature of the subordinated convertible notes held by Chris and Harris Pappas, which were converted to common stock in August 2005.

“We are proud of our results and the performance of the entire Luby’s team during the quarter and throughout the fiscal year. In fiscal 2006 we faced a challenging economic environment that included increased utility costs, higher gasoline prices, consumer confidence declines and devastating hurricanes. Despite these factors as well as strong fiscal 2005 same-store sales comparisons, we continued to increase sales. These solid results validate the Luby’s brand, the implementation of strategic initiatives to enhance the quality of our product offerings and to improve the customer’s experience, and most importantly, the dedication and commitment of our employees,” said Chris Pappas, President and CEO. “For the near-term our focus is primarily on improving same-store sales and profitability of our 128 restaurants with the execution of strategic initiatives at the store and corporate level. Longer term, we plan to enhance our brand and will begin with the opening of two new restaurants in 2007, one in the Houston area and the second in Port Arthur, Texas. Harris and I continue to believe that Luby’s is unique in the marketplace providing a desired product offering that is convenient and value-oriented, and with solid execution and planned growth, the Company can enhance long-term shareholder value.”

Total prime costs of food and payroll in the fourth quarter fiscal 2006 were 60.2 percent of sales, an improvement compared to 61.2 percent in the fourth quarter fiscal 2005. As a percentage of sales, food costs in the fourth quarter fiscal 2006 decreased 0.1 percent compared to the fourth quarter fiscal 2005 due to favorable overall commodity costs in the fourth quarter fiscal 2006. Commodity prices were slightly lower for poultry and beef while seafood and produce commodity prices were slightly higher in the fourth quarter fiscal 2006 compared to the same quarter last year. Payroll costs as a percentage of sales decreased in the fourth quarter fiscal 2006 by 0.9 percent compared to the fourth quarter fiscal 2005 due to operational focus and a benefit from hourly labor and workers’ compensation expense, including the effects of reduced actuarial estimates of potential losses. Other operating costs increased as a percentage of sales in the fourth quarter by 2.4 percent compared to the same quarter last year primarily due to higher costs for utilities, restaurant supplies and repair and maintenance. These costs were offset by the settlement of business interruption insurance claims related to Hurricane Rita and lower advertising expenses in the fourth quarter fiscal 2006. General and administrative costs as a percentage of sales in the fourth quarter fiscal 2006 increased 0.3 percent compared to the same quarter last year, primarily due to increased staffing and stock option expenses, offset by reduced professional consulting fees.

Fiscal Year 2006
Fiscal year 2006 sales were $324.6 million, an increase of 2.0 percent compared to $318.4 million in fiscal 2005. Excluding the additional week in fiscal 2005, same-store sales increased 4.6 percent for the 128 operating units during fiscal 2006 compared to fiscal 2005.

Net income in fiscal 2006 was $19.6 million, or $0.71 per share fully diluted, compared to $3.4 million, or $0.15 per share fully diluted, in fiscal 2005. Fiscal 2006 net income included $4.5 million of tax benefits. Additionally, the Company recognized $436 thousand in share-based compensation expense in fiscal 2006. Net income in the fourth quarter fiscal 2005 included the one-time non-cash charge of $8.0 million, which was included in interest expense, net. This charge represented the write-off of the unamortized portion of the discount associated with the conversion feature of the subordinated convertible notes held by Chris and Harris Pappas, which were converted to common stock in August 2005.

Conference Call
The Company will host a conference call at 10:00 a.m. Central time today, October 12, 2006, to discuss financial results for the quarter and fiscal year. Today’s conference call can be accessed live telephonically by dialing (866) 356-3377 and use the pin code Lubys (58297). A replay of the call will be available approximately two hours after the call ends through October 19, 2006. The replay number is (888) 286-8010 and the pin code is 14290602. A live audio webcast of the conference is available via the Company’s website at http://www.lubys.com/06aboutusEvents.asp to listen online. A replay of the webcast will be available on the Company’s website soon after the call is concluded.

About Luby’s
Luby’s operates 128 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. For more information about Luby’s, visit the Company’s website at www.lubys.com.

Certain reclassifications have been made to the prior year to conform with the current year presentation. Reclassification facilitates more meaningful comparability to the Company’s current information.  Prior period results have been reclassified to show the retroactive effect of discontinued operations per the new business plan.

Consolidated Statements of Operations (unaudited)
(In thousands except per share data)
	Quarter Ended		Year Ended
	August 30,	August 31,	August 30,	August 31,
	2006	2005	2006	2005

	(112 days)	(119 days)	(364 days)	(371 days)

SALES	$99,070	$104,293	$324,640	$318,401
COSTS AND EXPENSES:
Cost of food	25,897	27,314	86,461	85,166
Payroll and related costs	33,826	36,415	112,220	113,435
Other operating expenses	20,981	19,584	69,839	64,857
Depreciation and amortization	5,000	4,471	15,747	15,042
Relocation and voluntary severance costs	—	14	—	669
General and administrative expenses	7,242	7,351	22,373	20,228
Provision for (reversal of) asset impairments and restaurant closings	—	—	533	—
Net (Gain) loss on disposition of property and equipment	1,178	108	1,508	(8)
Total costs and expenses	94,124	95,257	308,681	299,389
INCOME FROM OPERATIONS	4,946	9,036	15,959	19,012
Interest expense, net	(111)	(9,124)	(697)	(11,444)
Other income, net	656	383	1,289	1,006
Income from continuing operations before income taxes	5,491	295	16,551	8,574
Income tax (benefit) expense	(2,114)	118	(4,534)	118
Income from continuing operations	7,605	177	21,085	8,456
Discontinued operations (loss)	(465)	(2,037)	(1,524)	(5,008)
NET INCOME (Loss)	$7,140	$(1,860)	$19,561	$3,448
Income per share - from continuing operations
- basic	$0.29	$0.01	$0.81	$0.37
- assuming dilution	0.28	0.01	0.77	0.36
Loss per share - from discontinued operations
- basic	$(0.02)	$(0.09)	$(0.06)	$(0.22)
- assuming dilution	(0.02)	(0.09)	(0.06)	(0.21)
Net income (loss) per share
- basic	$0.27	$(0.08)	$0.75	$0.15
- assuming dilution	0.26	(0.08)	0.71	0.15
Weighted average shares outstanding:
- basic	26,062	22,696	26,024	22,608
- assuming dilution	27,169	23,849	27,444	23,455

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Year Ended
	August 30,	August 31,	August 30,	August 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
	(112 days)	(119 days)	(364 days)	(371 days)

SALES	100%	100%	100%	100%
COSTS AND EXPENSES:
Cost of food	26.1%	26.2%	26.6%	26.8%
Payroll and related costs	34.1%	35.0%	34.6%	35.6%
Total prime costs	60.2	61.2%	61.2%	62.4%
Other operating expenses	21.2%	18.8%	21.5%	20.4%
Depreciation and amortization	5.0%	4.3%	4.8%	4.7%
Relocation and voluntary severance costs	0.0%	0.0%	0.0%	0.2%
General and administrative expenses	7.3%	7.0%	6.9%	6.3%
Provision for (reversal of) asset impairments and restaurant closings	0.0%	0.0%	0.2%	0.0%
Net loss on disposition of property and equipment	1.2%	0.1%	0.3%	0.0%
Total costs and expenses	95.0%	91.3%	95.1%	93.8%
INCOME FROM OPERATIONS	5.0%	8.7%	4.9%	6.2%

Luby's, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	August 30,	August 31,
	2006	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,715	$2,789
Short-term investments	—	1,667
Trade accounts and other receivables, net	1,461	151
Food and supply inventories	2,392	2,215
Prepaid expenses	1,609	1,639
Deferred income taxes	1,212	865
Total current assets	16,389	9,326
Property, plant and equipment, net	183,990	186,009
Property held for sale	1,661	9,346
Deferred income taxes	3,600	—
Other assets	1,111	1,533
Total assets	$206,751	$206,214

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,700	$17,759
Accrued expenses and other liabilities	19,714	17,720
Total current liabilities	34,414	35,479
Credit facility debt	—	13,500
Other liabilities	6,778	7,910
Deferred income taxes	—	5,039
Total liabilities	41,192	61,928

SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; authorized 100,000,000 shares, issued 27,748,983 shares and 27,610,708 shares as of August 30, 2006 and August 31, 2005, respectively	8,880	8,835
Paid-in capital	41,699	40,032
Retained earnings	150,584	131,023
Less cost of treasury stock, 1,676,403 shares	(35,604)	(35,604)
Total shareholders' equity	165,559	144,286
Total liabilities and shareholders' equity	$206,751	$206,214

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business and economic conditions, the impact of competition, the Company’s operating initiatives, fluctuations in the costs of commodities, changes in the availability and costs of labor, the seasonality of the Company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in the Company’s periodic reports on Form 10-K and Form 10-Q and other filings with the Securities and Exchange Commission.

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